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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                            Cornerstone Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    218925105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                     Page 2 of 5

  CUSIP NO. 218925105

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

      Melvin L. Maisel             ###-##-####
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3
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      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      United States of America
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                          SOLE VOTING POWER
                     5
     NUMBER OF            83,464.996
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             83,464.996
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      83,464.996
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.75% (based on 1,076,720 shares outstanding on 12/31/01
                      ---------
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      Melvin L. Maisel (IN)
------------------------------------------------------------------------------

                                       2

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                                                                     Page 3 of 5

Item 1(a) Name of Issuer:

              Cornerstone Bancorp

Item 1(b) Address of Issuer's Principal Executive Offices:

              550 Summer Street
              Stamford, CT 06901

Item 2(a) Name of Person Filing:

              Melvin L. Maisel

Item 2(b) Residence:

              36 Birchwood Dr.
              Greenwich, CT 06831

Item 2(c) Citizenship:

              United States of America

Item 2(d) Title of Class of Securities:

              Common Stock, Par Value $.01 per share

Item 2(e) CUSIP Number:

              218925105

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

              Not Applicable

Item 4  Ownership.

              (a)  Amount Beneficially Owned:                        83,464.996
                                                                     ----------
              (b)  Percent of Class:                                       7.75%
                                                                     ----------
              Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote         83,464.996
                                                                     ----------
              (ii)  shared power to vote or to direct the vote                0
                                                                     ----------
              (iii) sole power to dispose or to direct the
                    disposition of                                   83,464.996
                                                                     ----------
              (iv)  shared power to dispose or to direct the
                    disposition of                                            0
                                                                     ----------

                                        3

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                                                                     Page 4 of 5

Item 5  Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6  Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8   Identification and Classification of Members of the Group.

            Not Applicable

Item 9   Notice of Dissolution of a Group.

            Not Applicable

Item 10  Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                                                     Page 5 of 5

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Melvin L. Maisel

February 11, 2002
-----------------
Date

/s/ Melvin L. Maisel      Signature
-------------------------

                                       5